UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 30, 2010

Date of Report (Date of earliest event reported)

GTC BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

175 Crossing Boulevard

Framingham, Massachusetts 01702

(Address of Principal Executive Offices, including Zip Code)

(508) 620-9700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

On September 30, 2010, GTC Biotherapeutics, Inc. (the “Company”) entered into an amended and restated lease agreement (the “Lease”) with NDNE 9/90 Corporate Center LLC (the “Landlord”) for approximately 28,867 square feet of office and laboratory space located at the Company’s current headquarters location at 175 Crossing Boulevard, Framingham, Massachusetts.

The term of the Lease runs from October 1, 2010 until September 30, 2015. The base rent under the Lease shall be as follows: $587,034 per annum until a small equipment room is vacated pursuant to the terms of the Lease (which is expected to occur on February 28, 2011); $572,778 per annum for the remainder of the first year of the Lease; $593,942.25 for the second year of the Lease; $615,106.50 for the third year of the Lease; $636,270.75 for the fourth year of the Lease; and $657,435 for the fifth year of the Lease.

The Company has an option to extend the Lease for two additional periods of five years.

In addition to base rent, the Company will be responsible for costs and charges specified in the Lease, including certain operating expenses, real estate taxes and fees associated with an adjacent park, and for maintaining specified levels of insurance. The Landlord will provide to the Company an allowance for the design and construction of improvements in certain portions of the premises. The Company deposited with the Landlord, as security under the Lease, a letter of credit in the Landlord’s favor.

Effective as of the commencement of the Lease, the Company entered into a Services and Access Agreement (the “Services Agreement”) with PP Manufacturing Corporation (“PPM”), another tenant at the premises, to apportion payment of certain utilities costs from 175 Crossing Boulevard between the Company and PPM. Under the Services Agreement, the Company will be responsible for payment of 32% of the costs from certain utilities shared by the Company and PPM for which there is only one meter, and 32% of the costs related to the equipment systems shared by the Company and PPM. The Services Agreement terminates upon the termination of the Lease Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

By:	/S/ WILLIAM K. HEIDEN
William K. Heiden,
President and Chief Executive Officer

Date: October 6, 2010

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